Exhibit 10.8
EXECUTION COPY

ASSET PURCHASE AGREEMENT

among
SMARTNAME, LLC,
THE MEMBERS OF SMARTNAME, LLC,
NAMEMEDIA, INC.
and
DOMAIN PARKING SERVICES, LLC
Dated as of September 1, 2006

i

EXHIBITS

Exhibit A	Form of Assignment of Contracts
Exhibit B	Form of Assignment of Intellectual Property
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Fischer Consulting Agreement
Exhibit F	Form of Fischer Domain Parking Agreement
Exhibit G	Form of Goldberger Consulting Agreement
Exhibit H	Form of Goldberger Domain Parking Agreement
Exhibit I	List of Transferred Domain Names
Exhibit J	Allocation Statement
Exhibit K	Form of Assignment of Domain Names
Exhibit L	Accounting Policy
Exhibit M	Form of Claims Escrow Agreement
Exhibit N	Form of Use and Access Agreement

DISCLOSURE SCHEDULE

1.01	Certain Yahoo Matters
2.01(b)(ix)	Excluded Contracts
3.03	Capitalization
3.04	No Conflict
3.05	Consents and Approvals
3.06	Financial Statements
3.07	Undisclosed Liabilities
3.08	Receivables
3.10	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
3.11	Litigation
3.13	Environmental and Other Permits and Licenses; Related Matters
3.14	Contracts
3.15	Intellectual Property
3.17	Tangible Personal Property
3.18	Assets
3.19	Customers
3.20	Employee Benefit Plans
3.22	Key Employees
3.23	Certain Interests
3.24	Taxes
5.01	Conduct of Business Prior to the Closing

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (this “Agreement”) is entered into as of September 1, 2006 among SmartName, LLC, a New Jersey limited liability company (the “Seller”), Ari Goldberger and Lawrence Fischer (each, a “Seller Member” and collectively, the “Seller Members”), NameMedia, Inc., a Delaware corporation ( “Parent”) and Domain Parking Services, LLC, a Delaware limited liability company (the “Purchaser”).
          WHEREAS, the Seller Members own all of the issued and outstanding membership interests of the Seller;
          WHEREAS, the Seller is engaged in the development, marketing, distribution, syndication and sale of domain name parking and monetization services, including but not limited to displaying advertising, sponsored results, search results, links or hyperlinks or other comparable results for domain names and webpages mapped or linked to domain names (the “Business”), which is currently operated under the URL and trade name “SmartName.com”; and
          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, substantially all of the Seller’s assets, including all right, title and interest of the Seller in and to the property and assets of the Business, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, Parent owns all of the issued and outstanding membership interests of the Purchaser;
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller, the Seller Members and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:
          “Acquisition Documents” means this Agreement, the Ancillary Agreements and any schedule, exhibit, certificate, report or other document delivered pursuant to this Agreement or any of the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.
          “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of clarification the term “Affiliate” does not include the customers of the Seller that are also referred to as affiliate partners.

          “Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Assignment of Contracts, the Assignment of Intellectual Property, the Claims Escrow Agreement, the Consulting Agreements, the Domain Parking Agreements, the Use and Access Agreement and the Assignment of Domain Names.
          “Assignment of Contracts” means the Assignment of Contracts to be executed by the Seller at the Closing, in substantially the form of Exhibit A.
          “Assignment of Intellectual Property” means the Assignment of Intellectual Property to be executed by the Seller at the Closing, in substantially the form of Exhibit B.
          “Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by the Purchaser and the Seller at the Closing, substantially in the form of Exhibit C.
          “Auditors” means Margolis & Company P.C., as certified public accountants for the Seller.
          “Bill of Sale” means the Bill of Sale to be delivered by the Seller to the Purchaser at the Closing, substantially in the form of Exhibit D.
          “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts.
          “Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
          “Business IP Agreements” means (a) licenses of Intellectual Property by the Seller to third parties, (b) licenses of Intellectual Property by third parties to the Seller, (c) agreements between the Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings, in each case to the extent to which the Seller is a party or, to the knowledge of the Seller, is bound, concerning the use, validity or enforceability of Business Intellectual Property.
          “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
          “Claims Escrow Agent” means EagleBank, Washington, DC.
          “Claims Escrow Deposit” means the sum of $2,062,500, which the Purchaser will deposit in escrow with the Escrow Agent on the Closing Date in accordance with Section 2.08 as partial security for the performance of the Seller Parties’ obligations under Section2.07(d) (to the extent so elected by the Purchaser) and under Article IX of this Agreement.
          “Closing Date” means that date on which the Closing occurs.

          “Closing Date Cash Consideration” means the Base Cash Consideration plus (if applicable) the Estimated Working Capital Surplus less (if applicable) the Estimated Working Capital Shortfall.
          “Closing Working Capital” means the excess of (a) the accounts receivable of the Seller (other than the Excluded Assets) over (b) the current trade accounts payable and accrued expenses of the Seller (other than the Excluded Liabilities), in each case as set forth on the Closing Balance Sheet.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
          “Consulting Agreements” means the Fischer Consulting Agreement and the Goldberger Consulting Agreement.
          “control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or as trustee, personal representative or executor or by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes arising from the consummation of the transactions contemplated by this Agreement.
          “Copyrights” means mask works, rights of publicity and privacy, and copyrights, whether registered or unregistered, in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.
          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.
          “Domain Names” means those domain names owned by the Seller or its Affiliates listed on Exhibit I hereto (including, without limitation, SmartName.com) and registration rights related thereto.
          “Domain Parking Agreements” means the Fischer Domain Parking Agreement and the Goldberger Domain Parking Agreement.
          “Domain Parking Business” means a business which provides domain name monetization services in connection with domain names owned by third parties (commonly known as domain parking), including displaying advertising, sponsored results, search results, links, hyperlinks or results (syndicated or otherwise), on websites published by such business and in connection therewith such business pays and/or provides the third parties or their designees a fee, revenue share or other compensation.

          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement or restrictive covenant.
          “Environment” means soil, sediment, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.
          “Environmental Laws” means all applicable foreign, federal, state and local civil and criminal laws, decrees, orders, licenses, permits, judgments, rulings, directives, or judicial or administrative orders, and the requirements of any Governmental Authority having jurisdiction with respect thereto, applicable to the protection of the Environment or any other environmental matters existing as of the date hereof or previously enforced.
          “Excluded Taxes” means (a) all Liabilities of any of the Seller Parties for Taxes for any period, including any Taxes that arise as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (b) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period, (c) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any Pre-Closing Period, (d) all Straddle Period Taxes and (e) all Conveyance Taxes.
          “Fischer Consulting Agreement” means the Consulting Agreement to be entered into by the Purchaser and Lawrence Fischer, substantially in the form of Exhibit E.
          “Fisher Domain Parking Agreement” means the domain parking agreement to be entered into at the Closing by the Purchaser and Lawrence Fischer, substantially in the form of Exhibit F.
          “GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.
          “Goldberger Consulting Agreement” means the Consulting Agreement to be entered into by the Purchaser and Ari Goldberger, substantially in the form of Exhibit G.
          “Goldberger Domain Parking Agreement” means the domain parking agreement to be entered into at the Closing by the Purchaser and Ari Goldberger, substantially in the form of Exhibit H.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “Hazardous Materials” means any compound, chemical, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified, or regulated under or pursuant to any Environmental Law, and any other material or substance which may pose a threat to the environment or to human health and safety including asbestos, asbestos-containing materials, polychlorinated biphenyls, oil, waste oil, petroleum and petroleum products.
          “Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of that Person, whether or not contingent, for borrowed money, (b) all obligations of that Person for the deferred purchase price of property or services that have been incurred outside the ordinary course of business and are not evidenced by trade payables, (c) all obligations of that Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person that have been incurred outside the ordinary course of business and are not evidenced by trade payables, (e) all obligations of that Person as lessee under leases that have been recorded by such Person as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of that Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of other Persons of any type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by that Person, and (h) all Indebtedness of any type referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by that Person (other than property constituting Excluded Assets), even though that Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
          “Indemnifying Party” means any of the Seller Parties pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.
          “Intellectual Property” means Patents, Trademarks, Copyrights, Trade Secrets and Software.
          “Internal Systems” shall mean the internal systems of the Seller that are used in the Business, including computer hardware systems, software applications and embedded systems.
          “Inventories” means all inventory, merchandise, goods, raw materials, packaging, labels, supplies and other personal property related to the Business and maintained, held or stored by or for the Seller, and any prepaid deposits for any of the same.
          “IRS” means the Internal Revenue Service of the United States.
          “knowledge of the Seller” and other words or phrases bearing on the knowledge or awareness of the Seller as to any specified matter will be deemed to mean to the actual knowledge of any of the Seller Members.

          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “lease” means a lease, sublease, sale-lease back agreement and any similar arrangement.
          “Liabilities” means any and all debts, claims, losses, damages, deficiencies, expenses, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Licensed Intellectual Property” means Intellectual Property licensed to the Seller pursuant to the Business IP Agreements.
          “Material Adverse Effect” means any material adverse effect on (a) the business, operations, assets, results of operations or the condition (financial or otherwise) of the Seller or the Business, (b) the ability of any of the Seller Parties to perform their respective obligations under this Agreement and consummate the transactions hereby in accordance with the terms hereof, or (c) the ability of the Seller to operate or conduct the Business in the manner in which it is currently operated and conducted by the Seller, but shall not include any events, effects or changes that (a) are generally applicable in the U.S. economy, the industry in which the referenced Person operates, or the U.S. securities markets (provided that such events, effects or changes do not affect such Person in a disproportionate manner), (b) any change or development in law, rule, regulation or policy or GAAP or interpretations thereof applicable to the Parent, the Purchaser, the Seller, the Seller Members or the Company, (c) arise from or are related to the announcement or pendency of the transactions contemplated hereby or (d) any change implemented (other than at the Seller’s request) or required by Yahoo or its Affiliates with respect to any of Yahoo’s or such Affiliates’ agreements, procedures, policies, practices, methods of operation, technology or performance, including the matters described in Section 1.01 of the Disclosure Schedule, provided, however, that this clause (d) shall not apply in the event that Yahoo asserts a written claim against the Seller regarding its practices on or before the Closing Date.
          “Owned Intellectual Property” means all Intellectual Property owned by the Seller.
          “Parked Domains” means domain names parked with, being monetized by or through, or using the systems of the Business.
          “Patents” means all patents and patent applications, whether in the United States or abroad, and statutory invention registrations, including provisionals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced prior to the date hereof and as to which the Seller is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable for which adequate reserves have been maintained by the Seller in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not yet due and payable and (ii) are not in excess of $2,500 in the case of a single property or $10,000 in the aggregate at any time; and (c) such other liens which do not, individually or in the aggregate, interfere with the present use or impair the value of such properties or assets.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
          “Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.
          “Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
          “Pre-Closing Yahoo Receivables” means all Receivables generated by the Seller on or prior to the Closing Date under the Yahoo Service Order.
          “Publicly Available Software” shall mean any Software that requires as a condition of its use, modification, and/or distribution that such Software or other Software incorporated into or derived from such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes Software licensed or distributed pursuant to the GNU General Public License (GPL) or the Lesser/Library GPL (LGPL).
          “Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least three (3) Business Days before the anticipated Closing Date.
          “Receivables” means any and all accounts receivable, notes and other amounts receivable of the Seller from third parties, including customers and employees, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
          “Reference Balance Sheet” means the audited balance sheet of the Seller for the fiscal year ended December 31, 2005.
          “Reference Statement Date” means December 31, 2005.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

          “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating to or through the Environment.
          “Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
          “Seller Member Portion” means (i) with respect to Ari Goldberger, 75%, and (ii) with respect to Lawrence Fischer, 25%.
          “Seller Parties” means the Seller and the Seller Members.
          “Software” means computer software, programs and data in any form, including Internet web sites, web content and links, source code, object code, operating systems, specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.
          “Specified Excluded Liabilities” means those Excluded Liabilities described in clauses (iv), (v), (vi) and (ix) of Section 2.02(b) hereof.
          “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
          “Straddle Period Taxes” means the sum of (a) an amount determined by multiplying all Taxes of a periodic nature relating to the Purchased Assets, the Business and the Assumed Liabilities by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (b) all other Taxes relating to the Purchased Assets, the Business and the Assumed Liabilities that are allocable to the Pre-Closing Period based on a closing of the Seller’s books on the Closing Date.
          “Target Working Capital” means $0.
          “Taxes” means any and all (a) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.
          “Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.
          “Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, Domain Names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.
          “Yahoo Service Order” means the Yahoo Publisher Service Order, dated August 1, 2005, among the Seller, Overture Services, Inc. and Overture Search Services, Inc.
          SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Accounting Policy	2.07(b)
Affiliated Liabilities	2.02(b)(iv)
Agreement	Preamble
Allocation Statement	2.03(b)
Arbitrator	11.12(a)
Assignment of Domain Names	2.05(f)
Assumed Liabilities	2.02(a)
Assumed Payables	2.02(a)(ii)
Base Cash Consideration	2.03(a)
Business	Recitals
Cap	9.02(b)
Claims Escrow Account	2.08
Claims Escrow Agreement	2.08
Closing	2.04
Closing Balance Sheet	2.07(b)
Contracts	3.14(a)
Environmental Permits	3.13(a)
ERISA	3.20(a)
Estimated Working Capital	2.07(a)
Estimated Working Capital Shortfall	2.07(a)

Definition	Location
Estimated Working Capital Surplus	2.07(a)
Excluded Assets	2.01(b)
Excluded Contracts	2.01(b)
Excluded Liabilities	2.02(b)
Final Closing Working Capital	2.07(d)
Financial Statements	3.06
Government Contracts	3.14(a)(vi)
Key Customers	3.19
Key Employees	3.22
Losses	9.02
Membership Interests	3.03
Multiemployer Plan	3.20(b)
Multiple Employer Plan	3.20(b)
Parent	Preamble
Plans	3.20(a)
Purchase Price	2.03(a)
Purchased Assets	2.01(a)
Purchaser	Preamble
Purchaser Indemnified Party	9.02(a)
Recipient	5.03(b)
Restricted Period	5.08(a)
Seller	Preamble
Seller Indemnified Party	9.03(a)
Seller Marks	5.07
Seller Members	Preamble
Source Code	8.02(e)
Source Code Reviewer	8.02(e)
Specified Representations	9.01(a)
Tangible Personal Property	3.17(a)
Termination Date	10.02
Third Party Claim	9.04(b)
Threshold	9.02(b)
Transaction Expenses	11.01
Transferred Employee	6.01(b)
True-Up Shortfall	2.07(d)(i)
Use and Access Agreement	8.01(d)
Warranty Breach	9.02(a)(i)
          SECTION 1.03 Interpretation and Rules of Construction.
          (a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include”, “includes” and “including” are to be read as if they were followed by the phrase “without limitation”. Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in that agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented through the date hereof. If any date specified in this Agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day. Unless specified otherwise, the words “party” and “parties” refer only to named parties to this Agreement.
          (b) The parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to be represented by counsel at their election. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof favoring or disfavoring any party because of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01 Purchase and Sale of Assets.
          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned by the Seller, or to which the Seller is otherwise entitled by contract (whether written or oral), or that is used, held for use or currently intended to be used in connection with the Business by the Seller or any of its Affiliates, in each case as the same shall exist as of the Closing, other than the Excluded Assets (all such assets, properties, goodwill and business, the “Purchased Assets”), including the following:
     (i) all assets reflected in the Closing Balance Sheet;
     (ii) the Business as a going concern;
     (iii) all computer equipment, servers and other tangible personal property;
     (iv) all Inventories, security deposits and prepaid expenses, including ad valorem taxes, insurance, leases and rentals;
     (v) all Receivables other than the Pre-Closing Yahoo Receivables;
     (vi) originals or copies of all books of account, general, financial (including the Financial Statements, books of account and other financial records) and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto;
     (vii) the goodwill of the Seller and of the Business;

     (viii) the Business Intellectual Property, including all copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future causes of action, including causes of action for the infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;
     (ix) all claims, causes of action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof);
     (x) all sales and promotional literature, customer lists and other sales-related materials;
     (xi) except for those contracts, licenses, sublicenses and agreements identified as the Excluded Contracts pursuant to Section 2.01(b)(ix), all contracts, licenses, sublicenses, agreements, leases, commitments, sales and purchase orders and bids and offers; and
     (xii) all the right, title and interest of the Seller at the Closing in, to and under all other assets, rights and claims of every kind and nature owned, used, held for use or intended to be used in connection with the Business.
          (b) Notwithstanding anything in Section 2.02(a) to the contrary, the Purchased Assets shall exclude the assets and properties that are listed below (the “Excluded Assets”):
     (i) the Purchase Price Bank Account and all other bank or investment accounts of the Seller, the Seller Members or their respective Affiliates;
     (ii) the Seller’s, Seller Members’ and their respective Affiliates’ cash and cash equivalents;
     (iii) all real estate, buildings and other improvements, furniture, fixtures and equipment, including computer and facsimile equipment, located at 35 Cameo Drive, Cherry Hill, New Jersey and each other real estate, buildings and other improvements owned, leased or used by either Seller Member;
     (iv) all automobiles owned, leased or used by the Seller, any Seller Member or any of their respective Affiliates;
     (v) all cellular telephones, blackberry and other handheld communication or handheld storage devices owned, leased or used by the Seller, any Seller Member or any of their respective Affiliates;
     (vi) all personal telephone numbers, facsimile numbers and email accounts (including all emails for each of esqwire.com, changejobs.com and helpingkids.com) or addresses of the Seller Members;

     (vii) all rights to the domain names of the Seller, the Seller Members or their respective Affiliates not listed in Exhibit I hereto;
     (viii) all rights of the Seller Parties under the Acquisition Documents;
     (ix) all rights of the Seller or its Affiliates under the contracts, licenses, leases and agreements listed in Section 2.01(b)(ix) of the Disclosure Schedule, including the Yahoo Service Order and the contracts, licenses, leases and agreements between the Seller and any of its Affiliates, any of the Seller Members or any of their respective family members, relatives or Affiliates (the “Excluded Contracts”);
     (x) all Pre-Closing Yahoo Receivables and other notes and accounts receivable;
     (xi) all originals of the organizational documents, limited liability company operating agreements, minute books and corporate seal of the Seller or any of its Affiliates, and all membership or other equity or debt interests owned by any Seller Member or their Affiliates;
     (xii) all of Seller’s, Seller Members’ or any of their respective Affiliates’ tax returns and supporting documentation and any of Seller’s, Seller Members’ or any of his respective Affiliates’ rights to any refunds of any federal, state, local or foreign Tax (as defined herein);
     (xiii) any books, records, correspondence, other documents and litigation files and the right to receive mail and other communication addressed to Seller, Seller Members or their respective Affiliates, in each case, to the extent relating to the Excluded Assets or the Excluded Liabilities or any business of any Seller Member or their respective Affiliates other than the Business (provided that, if any such items also include portions that relate to the Assumed Liabilities or the Purchased Assets, the Seller or applicable Seller Member shall receive only copies of such items); and
     (xiv) all of Seller’s, Seller Members’ or any of their respective Affiliates’ right, title and interest in and to any claim, cause of action, choses in action or right in action against third parties that has arisen or may arise to the extent relating to the Excluded Assets or the Excluded Liabilities or any business of any Seller Member or his respective Affiliates other than the Business.
     SECTION 2.02 Assumption and Exclusion of Liabilities.
          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge the following (and only the following) Liabilities of the Seller (the “Assumed Liabilities”) on or before the date that payment or performance is due and no other Liabilities whatsoever:
     (i) all Liabilities arising after the Closing under the Contracts that are not Excluded Contracts, in each case other than Liabilities arising out of or relating to (1) breaches that occurred on or prior to the Closing or events that occurred on or prior to the

Closing that with the giving of notice or lapse of time would become a breach, (2) any of the Excluded Liabilities or (3) except as reflected as current liabilities on the Closing Balance Sheet, the ownership or operation of the Business prior to the Closing;
     (ii) all current trade accounts payable and accrued expenses and other current liabilities set forth on the Closing Balance Sheet in the respective amounts set forth thereon and determined in accordance with Section 2.07, except for any such accounts payable and accrued expenses that constitute Excluded Liabilities (including Affiliated Liabilities, Taxes payable, any Indebtedness of the Seller and any Transaction Expenses of any of the Seller Parties) (the “Assumed Payables”); and
     (iii) all Liabilities resulting from the ownership of the Purchased Assets and the operation of the Business by the Purchaser after the Closing Date.
          (b) Notwithstanding Section 2.02(a) or any other provision in this Agreement or in any other Acquisition Document, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liabilities of whatever nature, whether presently existing or arising after the date of this Agreement, of any of the Seller Parties or any of their respective Affiliates or family members or relatives or of any other Person. Accordingly, the Seller Parties shall retain, and shall be responsible for paying, performing and discharging all of their respective Liabilities, other than the Assumed Liabilities (all Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”) on or before the date that payment or performance is due, including:
     (i) all Liabilities of Seller, other than the Assumed Liabilities, relating to or arising out of the ownership or operation of the Business prior to the Closing;
     (ii) all Liabilities relating to the employment, termination of employment, compensation or employee benefits of current or former employees of the Seller, (A) in the case of Transferred Employees arising or incurred prior to or as of the Closing, and (B) in the case of all other current and former employees of the Seller or any of its Affiliates, arising or incurred prior to, as of or after the Closing;
     (iii) all Liabilities relating to the funding, operation, administration, amendment, termination or withdrawal from any Plan arising or incurred prior to, as of or after the Closing;
     (iv) all Liabilities of the Seller to any of its Affiliates, any of the Seller Members or any of their respective Affiliates (“Affiliated Liabilities”);
     (v) all Transaction Expenses of the Seller Parties;
     (vi) all Excluded Taxes;
     (vii) all Liabilities to the extent relating to or arising out of the Excluded Assets, including the Excluded Contracts;

     (viii) all Liabilities pursuant to Environmental Laws to the extent arising from or relating to any action, event, circumstance or condition occurring or existing on or before the Closing;
     (ix) all Indebtedness of the Seller; and
     (x) all Liabilities, if any, relating to or arising in connection with the matters disclosed in Section 3.11 of the Disclosure Schedule.
          SECTION 2.03 Purchase Price; Intended Tax Treatment; Allocation of Purchase Price.
          (a) The purchase price for the Purchased Assets and the covenants contained in Section 5.08 (the “Purchase Price”) shall be the sum of $16,500,000, (the “Base Cash Consideration”) subject to adjustments contemplated by Section 2.07.
          (b) Exhibit J annexed hereto sets forth a statement of allocation which provides for the allocation of the sum of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the covenants contained in Section 5.08 (the “Allocation Statement”). Promptly after the determination of the Final Closing Working Capital, the Purchaser shall deliver an IRS Form 8594 completed in accordance with the Allocation Statement, and the Seller Parties shall execute such Form 8594 in accordance with the allocation set forth in the Allocation Statement and in compliance with Section 1060 of the Code, and the rules and regulations thereunder. The parties hereto shall adopt and utilize the allocation set forth in the Allocation Statement hereto for all purposes, including all Tax accounting purposes. The Purchaser and the Seller Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.
          SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and 8.02 (other than any such conditions that, by their terms, are to be satisfied at the Closing), or on such other date or at such other time and place as the Seller and the Purchaser may mutually agree in writing.
          SECTION 2.05 Closing Deliveries by the Seller. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser:
          (a) executed counterparts of each Ancillary Agreement and such other instruments, in form and substance satisfactory to both the Purchaser and the Seller, as may be requested by the Purchaser to transfer the Purchased Assets to the Purchaser pursuant to the terms of their Agreement or evidence such transfer on the public records;

          (b) a receipt for a cash payment in the amount equal to the Closing Date Cash Consideration less the Claims Escrow Deposit;
          (c) a true and complete copy, certified by a member of the Seller, of the resolutions duly and validly adopted by all of the members of the Seller, all in form and substance reasonably acceptable to the Purchaser, evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby;
          (d) a certificate of a manager or member of the Seller as to matters that are customary with respect to transactions of the type contemplated by this Agreement, including its certificate of formation and manager incumbency;
          (e) good standing certificates for the Seller from the Secretary of State of the jurisdiction of its organization and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Seller, or the operation of its business in such jurisdiction, requires the Seller to qualify to do business as a foreign limited liability company, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing; and
          (f) evidence of transfer of the Domain Names to the Purchaser pursuant to the Assignment of Domain Names substantially in the form attached hereto as Exhibit K (the “Assignment of Domain Names”); and
          (g) possession or control of all the Purchased Assets of a tangible nature.
          SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
          (a) a cash payment in the amount equal to the Closing Date Cash Consideration less the Claims Escrow Deposit,, by wire transfer in immediately available funds to the Purchase Price Bank Account;
          (b) executed counterparts of each Ancillary Agreement to which the Purchaser (or any of its Affiliates) is a party;
          (c) true and complete copies, certified by the secretary or an assistant secretary of each of the Purchaser and Parent, of the resolutions duly and validly adopted by the board of directors (or limited liability company equivalent) of each of the Purchaser and Parent evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which each is a party and the performance of the transactions contemplated hereby and thereby;
          (d) a certificate of the sole member of the Purchaser certifying as to matters that are customary with respect to transactions of the type contemplated by this Agreement, including the certificate of formation and manager incumbency;

          (e) a certificate of the secretary or an assistant secretary of Parent certifying as to matters that are customary with respect to transactions of the type contemplated by this Agreement, including the Certificate of Incorporation, Bylaws and officer incumbency; and
          (f) good standing certificates for each of the Purchaser and Parent from the Secretary of State of the jurisdiction of its organization, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing.
          SECTION 2.07 Adjustments to the Purchase Price The Purchase Price shall be subject to adjustment as specified in this Section 2.07:
          (a) Estimated Working Capital Adjustment. Not fewer than three (3) calendar days prior to the anticipated Closing Date, the Seller shall deliver to the Purchaser a preliminary draft of the Closing Balance Sheet and, on the basis thereof, the Seller’s preliminary, good faith calculation of Closing Working Capital (“Estimated Working Capital”). The Seller shall prepare the draft of the Closing Balance Sheet and base the calculation of Estimated Working Capital in accordance with the principles set forth in Section 2.07(b) that govern the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital. The Seller shall also provide to the Purchaser any information and back-up materials (including bank account information) reasonably requested by the Purchaser with respect to the Seller’s calculation of Estimated Working Capital. If Estimated Working Capital is greater than Target Working Capital, then the Purchaser shall pay the amount of the excess (the “Estimated Working Capital Surplus”), as an element of the Purchase Price, in addition to the Base Cash Consideration. If Estimated Working Capital is less than Target Working Capital, then the Purchase Price shall be adjusted downward by the amount of the shortfall (the “Estimated Working Capital Shortfall”), which shall be deducted from the Base Cash Consideration.
          (b) Closing Balance Sheet. As promptly as practicable but no later than 90 days after the Closing, the Purchaser shall cause to be prepared and delivered to the Seller a balance sheet of the Seller as of the close of business on the Closing Date without giving effect to the consummation of the Closing (the “Closing Balance Sheet”) and a certificate based on the Closing Balance Sheet setting forth the Purchaser’s calculation of Closing Working Capital. The Closing Balance Sheet will include line items substantially consistent with those in the Reference Balance Sheet and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet, a copy of which is attached as Exhibit J hereto (the “Accounting Policy”).
          (c) Dispute. If the Seller disagrees with the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.07(b), the Seller may, within 30 days after delivery of the documents referred to in Section 2.07(b) and any supporting materials requested by Seller pursuant to Section 2.07(e), deliver a notice to the Purchaser disagreeing with that calculation and setting forth the Seller’s calculation of Closing Working Capital. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller Parties will be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 2.07(b). If a notice of disagreement is delivered pursuant to this Section 2.07(c), the Purchaser and the Seller shall, during the 30 days following delivery of such notice of disagreement, work together in good faith to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital. If, during that period, the Purchaser and the Seller are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to the Purchaser and the Seller, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. Each of the Seller Parties, the Purchaser and Parent shall submit an affidavit to the other evidencing no conflict with the contemplated independent accountant and the independent accountant shall so certify to the Seller Parties, the Purchaser and Parent that no conflicts exist. In making that calculation, the independent accountants shall consider only those items or amounts in the Closing Balance Sheet or the Purchaser’s calculation of Closing Working Capital as to which the Seller has disagreed. The independent accountant may not award the parties in the aggregate more than the amount in dispute. The independent accountants shall deliver to the Purchaser and the Seller, as promptly as practicable, and in any event within 90 days, a report setting forth their calculation of Closing Working Capital. The report shall be final and binding upon the Purchaser and the Seller Parties. The cost of the independent accountants’ review and report shall be borne (i) by the Purchaser, if the difference between Final Closing Working Capital and the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.07(b) is greater than the difference between Final Closing Working Capital and the Seller’s calculation of Closing Working Capital delivered pursuant to this Section 2.07(c), (ii) by the Seller, if the first such difference is less than the second such difference and (iii) if the first such difference is equal to the second such difference, equally by the Purchaser and the Seller.
          (d) Adjustment to the Purchase Price.
     (i) If Estimated Working Capital exceeds Final Closing Working Capital, then the Seller shall pay to the Purchaser, as a downward adjustment to the Purchase Price, the amount of such excess (the “True-Up Shortfall”) no later than three (3) business days after the determination of Final Closing Working Capital by wire transfer of immediately available funds to an account designated in advance by the Purchaser. In lieu of the foregoing payment from the Seller, the Purchaser may, at its election, deliver written notice to the Claims Escrow Agent and the Seller requesting that the True-Up Shortfall be paid out of the Claims Escrow Account and the Claims Escrow Agent shall, within three (3) Business Days of its receipt of such notice, pay the amount of the True-Up Shortfall to the Purchaser in accordance with the Claims Escrow Agreement from the funds then available in the Claims Escrow Account by wire transfer of immediately available funds.
     (ii) If Final Closing Working Capital exceeds Estimated Working Capital, then the Purchaser shall pay to the Seller, as an upward adjustment to the Purchase Price, the amount of such excess no later than three (3) Business Days after the determination of Final Closing Working Capital by wire transfer of immediately available funds to an account designated in advance by the Seller.
          As used in this Agreement, “Final Closing Working Capital” means Closing Working Capital (i) as shown in the Purchaser’s calculation delivered pursuant to Section 2.07(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section

2.07(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Purchaser and the Seller pursuant to Section 2.07(c) or (B) in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 2.07(c).
          (e) Cooperation. The Purchaser and the Seller Parties shall, and shall cause their respective accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.07, including by making available during normal business hours, all relevant books, records, work papers and personnel, but subject to the accountant’s internal policies on access to work papers.
          SECTION 2.08 Claims Escrow Deposit. At or prior to the Closing, the Seller and the Purchaser shall enter into an escrow agreement with the Claims Escrow Agent in substantially the form of Exhibit M (the “Claims Escrow Agreement”). On the Closing Date, the Purchaser shall deliver the Claims Escrow Deposit by wire transfer of immediately available funds to an account to be administered by the Claims Escrow Agent in accordance with the terms of this Agreement and the Claims Escrow Agreement (the “Claims Escrow Account”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          As an inducement to the Purchaser to enter into this Agreement, the Seller hereby makes the following representations and warranties to the Purchaser and Parent as of the date hereof and as of the Closing.
          SECTION 3.01 Organization, Authority and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller Member has the authority and legal capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, to carry out that Seller Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect. The execution and delivery of this Agreement by the Seller and of the Ancillary Agreements to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the respective Ancillary Agreements shall have been, duly executed and delivered by the Seller Parties. Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and upon their execution, the respective Ancillary Agreements to which they are parties shall constitute, legal, valid and binding obligations of the Seller Parties, enforceable against them in accordance with their respective terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          SECTION 3.02 No Subsidiaries or Other Interests. There are no other corporations, partnerships, joint ventures, associations or other entities in which the Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire any of the same. The Seller is not a member of (nor is any part of the Business conducted through) any partnership nor is the Seller a participant in any joint venture or similar arrangement.
          SECTION 3.03 Capitalization. The Seller Members own all of the membership interests of the Seller (the “Membership Interests”). Except as set forth on Section 3.03 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Seller or obligating the Seller to issue or sell any membership interests, or any other interest in, the Seller. The Membership Interests constitute all of the issued and outstanding equity securities of the Seller and are all owned of record and beneficially by the Seller Members.
          SECTION 3.04 No Conflict. Assuming that all consents, approvals, authorizations, filings, notifications and other actions described in Section 3.05 or listed in Section 3.05 of the Disclosure Schedule have been obtained or made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to any of the Seller Parties or the Seller’s assets, properties or businesses, including the Business and the Purchased Assets, or (c) except (i) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) except as set forth in Section 3.05 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Seller Parties is a party or by which its assets or properties is bound.
          SECTION 3.05 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Parties do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other third party, except as disclosed in Section 3.05 of the Disclosure Schedule, and except with respect to any third party that is not a

Governmental Authority, as would not, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 3.06 Financial Information.
          (a) True and complete copies of the audited balance sheet of the Seller for the fiscal years ended as of December 31, 2005 and December 31, 2004, and the related audited statements of income of the Seller, together with all related notes thereto, accompanied by the reports thereon of the Auditors (the financial statements and related items described above collectively referred to herein as the “Financial Statements”) are set forth on Section 3.06(a) of the Disclosure Schedule. The Financial Statements: (i) present fairly, in all material respects, the financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby and (ii) except as set forth on Section 3.06(a) of the Disclosure Schedule, have been prepared in accordance with GAAP in a manner consistent with the prior periods of the Seller.
          (b) The financial information set forth on Section 3.06(b) of the Disclosure Schedule is true and correct in all material respects, except that the statement of income of the Seller for the period commencing on April 1, 2006 and ending on June 30, 2006 does not contain any accounting or legal expenses incurred during that period.
          SECTION 3.07 Absence of Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedule or any other section of the Disclosure Schedule, there are no Liabilities of a type that are required by GAAP to be reflected on a balance sheet of the Seller, other than Liabilities (i) reflected on or reserved against in the Reference Balance Sheet,(ii) incurred since the Reference Statement Date in the ordinary course of business, (iii) reflected on or reserved against in the Closing Balance Sheet or (iv) any Liabilities in an aggregate amount less than $50,000.
          SECTION 3.08 Receivables. Except to the extent set forth on Section 3.08 of the Disclosure Schedule, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables of the Seller existing as of the date hereof have arisen from, the sale of services to Persons not an Affiliate of the Seller or any of the Seller Members and in the ordinary course of business.
          SECTION 3.09 No Traffic Manipulation. None of the Seller Parties has directly or through another Person, intentionally inflated, deflated or otherwise adjusted the traffic or bidded clicks received by any Parked Domains, including, but not limited, the number of unique site visits to any Parked Domains or the number of page views received by any Parked Domains. None of the Seller Parties has directly or through another Person, intentionally generated traffic or bidded clicks to any Parked Domains using “robot” programs, “spider” programs, macro programs, Internet agents, or any other automated means, or generated traffic or bidded clicks to any Parked Domains using human end users acting either on the instructions of any Seller Party or on incentives of any kind from any Seller Party.
          SECTION 3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Statement Date, except as disclosed in Section 3.10 of the Disclosure Schedule, the Business has been conducted in the ordinary course. Without limiting the generality of the foregoing sentence, except as disclosed in Section 3.10 of the Disclosure Schedule, since the Reference Statement Date, the Seller has not:
          (a) permitted any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances;
          (b) except in the ordinary course of business, discharged or otherwise obtained the release of any Encumbrance, or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Statement Balance Sheet and current liabilities incurred in the ordinary course of business since the Reference Statement Date;
          (c) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the Purchased Assets other than in the ordinary course of business and in accordance with GAAP;
          (d) amended, terminated, cancelled or compromised any claims or waived any other rights of value, except, in each case in the ordinary course of business;
          (e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business;
          (f) issued any sales orders or made any purchases, in each case with respect to goods in excess of $10,000;
          (g) made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of the Seller;
          (h) incurred any Indebtedness in excess of $10,000 individually or $50,000 in the aggregate;
          (i) made any loan to, guaranteed any Indebtedness of or otherwise became liable for any Indebtedness on behalf of, any other Person in excess of $10,000 individually or $50,000 in the aggregate;
          (j) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller to any of its employees, including any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Seller;
          (k) terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

          (l) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent or if such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof) material to the Business or, to the knowledge of the Seller, permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) material to the Business to which, or under which, the Seller has any right, title, interest or license.
          (m) allowed any Permit or Environmental Permit that was issued or relates to the Seller or otherwise relates to the Business to lapse or terminate, or failed to timely renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;
          (n) failed to maintain the property and equipment of the Business in operating condition, ordinary wear and tear excepted;
          (o) suffered any casualty loss or damage with respect to any of the Purchased Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;
          (p) amended or restated the certificate of formation or limited liability company agreement of the Seller;
          (q) (i) sold, assigned, or granted any security interest in or to, or, to the knowledge of the Seller, abandoned, any item of the Business Intellectual Property or Business IP Agreements material to the Business, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Business Intellectual Property, or (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to Reference Statement Date);
          (r) experienced or otherwise been subject to any change, event, condition or set of circumstances that, individually or in the aggregate, has had a Material Adverse Effect;
          (s) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.10, except as expressly contemplated by this Agreement or the Ancillary Agreements; or
          (t) made modifications to the Source Code which have resulted, or are reasonably likely to result, in a Material Adverse Effect (excluding for the purposes of this Section 3.10(t) issues and problems which may arise upon initial implementation which are not extraordinary).
          SECTION 3.11 Litigation. Except as disclosed in Section 3.11 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past three (3) years there have not been any, Actions by or against, or, to the knowledge of Seller, investigation against, the Seller or any of its directors, managers, officers, members or employees in his or her capacity as such, pending before any Governmental Authority (or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 3.11 of the Disclosure Schedule, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby. Neither the Seller nor any of its directors, managers, officers, members or employees, each in his or her capacity as such, nor any of the Seller’s assets or properties, including the Purchased Assets, is subject to any Governmental Order specifically relating to or, to the knowledge of the Seller, affecting the Seller (nor, to the knowledge of the Seller, are there any such Governmental Orders specifically relating to or, to the knowledge of the Seller, affecting the Seller threatened to be imposed by any Governmental Authority) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
          SECTION 3.12 Compliance with Laws. The Seller is, and at all times has been, in compliance with all Laws and Governmental Orders applicable to the Seller or any of its properties or assets, including the Purchased Assets, or the Business, and the Seller is not in violation of any such Law or Governmental Order, in each case except for non-compliance or violations that would not have a Material Adverse Effect.
          SECTION 3.13 Environmental Matters.
          (a) The Seller is, and during the past twelve (12) months has been, in compliance in all material respects with all Environmental Laws, and holds and is in compliance with, and during the past twelve (12) months has been in compliance with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the Business (“Environmental Permits”). All Environmental Permits are in full force and effect. A complete list of all Environmental Permits is provided in Section 3.13 of the Disclosure Schedule.
          (b) The Seller has not received any request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a “citizens suit” under any Environmental Laws, or other information indicating that it is or may be liable or responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or, to the knowledge of the Seller, threatened against the Seller, or, to the knowledge of the Seller, any Person for whose conduct the Seller may be held responsible, under any Environmental Laws.
          (c) Neither the Seller, nor, to the Seller’s knowledge, any Person for whose conduct the Seller may be held responsible, has produced, processed, used, generated, treated, stored, handled, disposed of, transferred or recycled any Hazardous Materials in violation of Environmental Laws on any property now or formerly owned, operated or leased by the Seller.

          (d) The Seller has provided to the Purchaser all documents, records and information in the possession of the Seller concerning any environmental or health and safety matter relevant to the Seller or to any property now or formerly owned, operated or leased by the Seller, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.
          SECTION 3.14 Contracts
          (a) Section 3.14(a) of the Disclosure Schedule lists each of the following contracts and agreements (including oral agreements), other than Excluded Assets, to which the Seller is a party or by which any of the Purchased Assets is bound, in each case as of the date hereof (each contract or agreement listed thereon, a “Contract”):
     (i) each contract, agreement, invoice, purchase order and other arrangement, for the lease, license or purchase of materials, supplies, goods, services, assets or rights that, in each case, provides for aggregate future payments by the Seller in excess of $25,000;
     (ii) each contract, agreement, invoice, sales order and other arrangement for the lease, license or sale of materials, supplies, goods, services, assets or other rights that in each case provides for aggregate future payments to the Seller in excess of $25,000;
     (iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;
     (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Seller is a party and that are not cancelable without penalty or further payment and without more than 30 days’ notice;
     (v) all contracts and agreements relating to Indebtedness of the Seller;
     (vi) all contracts and agreements with any Governmental Authority (the “Government Contracts”) and all bids for Government Contracts that are now pending or being prepared by the Seller;
     (vii) all contracts and agreements that limit or purport to limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time or under which the Seller is otherwise restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its products or services;
     (viii) all contracts and agreements between the Seller and a Key Customer;
     (ix) all contracts and agreements that provide for “exclusivity” or any similar requirement in favor of any Person other than the Seller;

     (x) all contracts and agreements under which the Seller has agreed to indemnify any Person;
     (xi) each contract and agreement granting the other party to such contract or agreement or another third party “most favored nation” or similar status;
     (xii) each contract and agreement that involves requirements, fixed volume or other similar commitments;
     (xiii) all contracts and agreements between the Seller and any of its Affiliates, directors, managers, officers or members or any of their respective Affiliates or family members or relatives, in each case to the extent such contract relates to the operations of the Business; and
     (xiv) to the extent not otherwise listed in Section 3.14(a) of the Disclosure Schedule, all contracts and agreements listed in Sections 3.17 and 3.19 of the Disclosure Schedule.
          (b) Except as set forth on Section 3.14(b) of the Disclosure Schedule, each Contract (i) is a valid and binding obligation of the Seller and, to the knowledge of the Seller, the other parties thereto, and is in full force and effect, and (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences. Except as set forth on Section 3.14 of the Disclosure Schedule, the Seller is not in breach of, or default under, any Contract in any material respect.
          (c) Except as set forth on Section 3.14(c) of the Disclosure Schedule, to the knowledge of the Seller: (i) no other party to any Contract is in breach thereof or default thereunder in any material respect and (ii) neither the Seller nor any Seller Member has received, as a result of the transactions contemplated by this Agreement or otherwise, any written or oral notice of termination, cancellation, breach or default under any Contract.
          (d) Except as set forth on Section 3.14(d) of the Disclosure Schedule, the Seller has provided to the Purchaser true and complete copies of all Contracts.
          (e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets.
          SECTION 3.15 Intellectual Property.
          (a) Section 3.15 of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered and unregistered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Business Intellectual Property, (ii) Business IP Agreements, other than with respect to commercially available off-the-shelf computer software and (iii) Business Intellectual Property used in the operation of the Internal Systems.
          (b) The operation of the Business as currently conducted or as currently proposed to be conducted, including the use of the Business Intellectual Property in connection therewith, the Seller’s use and operation of the Internal Systems, and the Seller’s transmission, use, linking and other practices related to the operation of its web sites in connection with the Business, the content thereof and the advertisements contained therein, to the knowledge of the Seller, do not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and, to the knowledge of the Seller, no Actions or Claims are pending or threatened against the Seller.
          (c) To the knowledge of the Seller, the Seller is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property, and the Seller has a valid right to use the Licensed Intellectual Property in the ordinary course of the Business as currently conducted pursuant to an executed written agreement.
          (d) To the knowledge of the Seller, no Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Owned Intellectual Property or impairing the validity or enforceability of such Owned Intellectual Property.
          (e) To the knowledge of the Seller, the Business Intellectual Property includes Intellectual Property necessary to or used in the operation of the Business as currently conducted. To the knowledge of the Seller, the Owned Intellectual Property is subsisting, valid and enforceable, and is not subject to any Claim of invalidity or unenforceability in whole or in part.
          (f) No Actions have been asserted or are pending or, to the knowledge of the Seller, threatened against the Seller or any of its Affiliates, directors, managers, officers, employees or members (i) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the Owned Intellectual Property or (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Seller infringe or misappropriate any Intellectual Property right of any third party. The Seller has provided to the Purchasers complete and accurate copies of all information and written documentation in the Seller’s control relating to Actions known to the Seller concerning the Owned Intellectual Property.
          (g) To the knowledge of the Seller, no Person is engaging in any activity that infringes the Owned Intellectual Property or any Licensed Intellectual Property licensed exclusively to the Seller. Except as set forth in Section 3.15 of the Disclosure Schedule, the Seller has not granted any license or other right to any third party with respect to the Business Intellectual Property. To the knowledge of the Seller, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of any of the Licensed Intellectual Property.
          (h) The Seller has taken reasonable steps in accordance with normal industry practices to maintain the confidentiality of the Trade Secrets used in connection with the Business. To the knowledge of the Seller: (i) there has been no misappropriation of any material Trade Secrets by any Person; (ii) no employee, independent contractor or agent of the Seller has misappropriated any Trade Secrets of any other Person in the course of their performance as an employee, independent contractor or agent of the Seller; and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any nondisclosure agreement, assignment agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. To the extent required, the Seller has obtained any necessary executed written agreements from those former and current employees, independent contractors and agents of the Business assigning to the Seller their entire rights, title, and interest in and to any and all Owned Intellectual Property.
          (i) The Software included in the Business Intellectual Property has not been directly or indirectly distributed to any third party.
          SECTION 3.16 Real Property. The Seller does not own or lease, and neither the Seller nor any of its predecessors has ever owned or leased, any interest in any real property.
          SECTION 3.17 Tangible Personal Property.
          (a) Section 3.17 of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property used in the Business with a book value in excess of $500 (the “Tangible Personal Property”).
          (b) Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).
          (c) The Seller has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.
          SECTION 3.18 Assets.
          (a) The Seller has good title to, or, in the case of leased, subleased, licensed or sublicensed Purchased Assets (other than the Software), valid and subsisting leasehold or license interests, as the case may be, in, all the Purchased Assets, free and clear of any Encumbrances, except Permitted Encumbrances. To the knowledge of the Seller, the Seller has valid and subsisting licenses for the Software licensed to the Seller, free and clear of any Encumbrances, except for Permitted Encumbrances and licenses of Publicly Available Software.
          (b) Except as set forth on Section 3.18 of the Disclosure Schedules, the Purchased Assets constitute all the properties, assets and rights that are necessary to conduct the Business as currently conducted by the Seller. The Purchased Assets constituting Tangible Personal Property are in good operating condition, ordinary wear and tear excepted.
          (c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets owned by Seller to the Purchaser without penalty. Upon the consummation of the Closing, the Purchaser will own with valid good title or lease or license under valid and subsisting leases or licenses the interests of the Seller in the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances, and without incurring any penalty as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, other than such penalty arising from or relating to facts, events or circumstances specifically relating to the Purchaser, Parent or their respective Affiliates.
          SECTION 3.19 Customers. Listed in Section 3.19 of the Disclosure Schedule is a list by amount of revenue (but without names, addresses or other identifying information) of the 20 largest customers of the Business based on revenue for the month of July, 2006 (each such customer, a “Key Customer”) and the amounts paid to each such customer during such period for revenue generated by such customer’s Parked Domains. The Seller has not received any written notice that any Key Customer has ceased, or intends to cease, to use the products, goods or services of the Seller or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services at any time. Except as set forth in Section 3.19 of the Disclosure Schedule and except as provided in any Contract listed on Schedule 3.14(a), the Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any Key Customer or in respect of any revenue generated from any such Key Customer.
          SECTION 3.20 Employee Benefit Matters.
          (a) Plans and Material Documents. Section  3.20 of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, unit option, unit purchase, restricted unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether formal or informal, whether or not in writing, to which the Seller is a party, with respect to which the Seller has any obligation or that are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Seller, (ii) any contracts, arrangements or understandings between the Seller and any employee of the Seller, including any contracts, arrangements or understandings relating to the sale of the Business (all such items listed thereon, collectively, the “Plans”). The Seller has provided to the Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including a copy of (i) each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications or other document used to communicate the terms of the Plan to Participants, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statements in connection with each such Plan. The Seller does not have any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) Absence of Certain Types of Plans. None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a “Multiple Employer Plan”) or (iii) a plan otherwise subject to

Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. The Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action.
          (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. No trust maintained or contributed to by the Seller is intended to be qualified as a voluntary employees’ beneficiary association.
          (e) Absence of Certain Liabilities and Events. There has been non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability.
          (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could give rise to any such challenge or disallowance.
          SECTION 3.21 Labor Matters.
          (a) The Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller, threatened between the Seller and any of the employees of the Seller, and the Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) the Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no material grievances outstanding against the Seller under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller; (e) the Seller is currently in compliance in all material respects with all applicable Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of the Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Seller has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Seller, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Seller in the Business; (h) the Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the knowledge of the Seller, threatened with respect to the Seller; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any Person.
          SECTION 3.22 Key Employees. Section 3.22 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the fiscal year of the Seller ended December 31, 2005, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Seller.
          SECTION 3.23 Certain Interests
          (a) Except as disclosed in Section 3.23 of the Disclosure Schedule, and, except for domain names owned by any Seller Members that are parked with the Seller, no Affiliate, member, officer, director, manager or key employee of the Seller and, to the knowledge of the Seller, no relative or spouse (or relative of such spouse) of any such Affiliate, member, officer, director, manager or key employee:
     (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Seller; provided, however, that the ownership of securities representing no more than 3% percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other financial relationship with such competitor, supplier or customer;
     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property, including the Business Intellectual Property, that the Seller uses, hold for use has used, or intends to use in the operation of the Business; or
     (iii) has outstanding any Indebtedness owed to the Seller.
          (b) The Seller does not have any Liability relating to the Business to any Affiliate, member, officer, director, manager or key employee of the Seller or to any relative or spouse (or relative of such spouse) of any such Affiliate, member, officer, director, manager or key employee that would constitute an Assumed Liability.
          SECTION 3.24 Taxes.
          (a) (i) All Tax Returns required to be filed by or with respect to the Purchased Assets or the Business have been timely filed; (ii) all Taxes shown on such Tax Returns have been timely paid; (iii) no adjustment relating to any such Tax Return has been proposed in writing by any Governmental Authority and, to the knowledge of the Seller, no basis exists for any such adjustment; (iv) there are no pending or, to the knowledge of the Seller, threatened Actions for the assessment or collection of Taxes in respect of the Purchased Assets or the Business; (v) there are no Tax liens on any Purchased Assets; (vi) the Seller has received no notice or inquiry from any jurisdiction in which Tax Returns have not been filed by the Seller to the effect that the filing of Tax Returns may be required; and (vii) the Seller is, and has been since the date of its formation, an entity taxable as a partnership (and not a publicly-traded partnership taxable as a corporation) for U.S. federal income tax purposes.
          (b) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax relating to the Purchased Assets or the Business. There are no written requests from any Governmental Authority for information concerning any Tax relating to the Purchased Assets or the Business.
          (c) (i) Section 3.24 of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to the Seller for taxable periods ended on or after December 31, 2003, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and (ii) the Seller has delivered to the Purchaser correct and complete copies of all such Tax Returns for periods ending on or after December 31, 2003, and all examination reports and statements of deficiencies assessed against or agreed to by the Seller with respect to any Tax Returns.
          (d) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

          (e) The Seller has no liability for the Taxes of any Person other than the Seller under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.
          (f) None of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.
          SECTION 3.25 Insurance. The Seller does not now, and has never been a party to any insurance policy, including, to the knowledge of the Seller, as an additional insured.
          SECTION 3.26 Certain Business Practices. Neither the Seller nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.
          SECTION 3.27 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or the Seller Members that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
          SECTION 3.28 Disclaimer. IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT NONE OF THE PARTIES NOR ANY PARTY’S AFFILIATES, REPRESENTATIVES OR AGENTS IS MAKING OR RELYING ON ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NO SELLER PARTY MAKES ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT AND THE PURCHASER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE SELLER OR THE BUSINESS OR THE FUTURE BUSINESS AND OPERATIONS OF THE SELLER OR THE BUSINESS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND THE PARENT
          As an inducement to the Seller to enter into this Agreement, the Purchaser and Parent hereby make the following representations and warranties to the Seller Parties as of the date hereof and as of the Closing:
          SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Purchaser and Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of the Purchaser and Parent of its obligations hereunder and thereunder and the consummation by the Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser and Parent. This Agreement has been, and upon their execution, the Ancillary Agreements to which either the Purchaser or Parent is a party shall have been, duly executed and delivered by the Purchaser or Parent as the case may be, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes, and upon their execution, the Ancillary Agreements to which either the Purchaser or Parent is a party shall constitute, valid and binding obligations of the Purchaser or Parent, as the case may be, enforceable against it in accordance with their respective terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          SECTION 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating to one or more of the Seller Parties, the execution, delivery and performance by each of the Purchaser and Parent of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of the Purchaser or the certificate of incorporation or by-laws of Parent, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or Parent or (c) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or Parent is a party, in each case that would materially and adversely affect the ability of the Purchaser or Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
          SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchaser and Parent of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.
          SECTION 4.04 Litigation. No Action by or against the Purchaser or Parent is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, that would reasonably be expected to materially affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or materially delay the consummation of the transactions contemplated hereby or thereby.
          SECTION 4.05 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or Parent that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01 Conduct of Business Prior to the Closing.
          (a) Except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the time of the Closing, the Seller shall not, and the Seller Members shall cause the Seller not to, conduct the business of the Seller other than in the ordinary course. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, the Seller shall, and the Seller Members shall cause the Seller to, (i) continue its pricing, collection, receivables, payment and purchasing policies or practices in accordance with past practice in all material respects; (ii) not shorten or lengthen the customary payment cycles for any its payables or receivables; and (iii) use commercially reasonable efforts to (A) preserve intact the business organization of the Business, and (B) preserve its current relationships with its customers, suppliers and other Persons with whom the Seller has significant business relationships.
          (b) In addition to the provisions of Section 5.01(a), except as contemplated by this Agreement, without the prior written consent of the Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Seller shall not, and the Seller Members shall cause the Seller not to, do any of the following:

     (i) grant any severance or termination pay to any manager, officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law), or adopt any new severance plan;
     (ii) acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Seller or enter into any material joint ventures;
     (iii) sell, lease, license or otherwise dispose of any Purchased Assets other than in the ordinary course of business, or permit any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances;
     (iv) incur any Indebtedness or guarantee any Indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Seller, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
     (v) make any capital expenditures in excess of $50,000;
     (vi) revalue any of its assets or make any change in accounting methods, principles or practices;
     (vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
     (viii) enter into any employment or collective bargaining agreement;
     (ix) settle or compromise any Action other than a settlement or compromise of an Action that does not provide for injunctive or similar relief and where the amount paid in settlement or compromise does not exceed $5,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such Actions shall not exceed $25,000; and
     (x) agree in writing or otherwise to take any of the actions described in Section 5.01(b)(i) through (ix) above.
          SECTION 5.02 Access to Information.
          (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall, and the Seller Members shall cause the Seller to, cause its officers, directors and employees to (i) afford the Purchaser and Parent reasonable access, during normal business hours, to the books and records, financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Business as the Purchaser may, from time to time, reasonably request and to those officers, directors, employees, agents, attorneys and accountants of the Seller who have any material knowledge relating to the Business, unless the furnishing of such information or access would (1) violate the provisions of any applicable law or any applicable confidentiality agreement or covenant or (2) cause the loss of the attorney-client or other legal privilege with respect thereto. Notwithstanding the foregoing, the Seller Members may, in their sole discretion restrict or limit in whole or in part or condition in any respect the furnishing or access to information or Persons to the extent relating to any of the (i) Excluded Assets or Excluded Liabilities and (ii) any unredacted customer lists, unredacted copies of the Seller’s agreements with its customers, passwords and Source Code, any unredacted reports or documents whatever the source that contain customer identification, domain name or revenue share or other statistical information included among the Purchased Assets and the unredacted hosting and support agreement. The Purchaser and the Parent acknowledge and agree that it is the current intent and understanding of the parties hereto that (x) the Purchaser and the Parent will not be provided access to the items described in clause (i) of the immediately preceding sentence, and (y) with the exception of the Source Code, the Purchaser and Parent will not be provided access to the items described in clause (ii) of the immediately preceding sentence until immediately following the Closing.
          (b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or Seller Parties after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, all parties shall (i) retain all books and that relate to the Business and its operations for periods prior to the Closing and that shall not otherwise have been delivered to the other parties and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser or the Seller Parties, as applicable, reasonable access, during normal business hours, to such books and records.
          (c) On or prior to September 7, 2006, the Seller or its agents shall afford access to a complete copy of the software code in source code form (and any related documentation) used in the conduct of the Business as of January 1, 2006 (the “Source Code”) to an employee or agent of the Purchaser and Parent with subject matter expertise who has (i) been designated in writing and (ii) executed and delivered to the Seller a confidentiality and non-use agreement in a form mutually acceptable to the Purchaser and the Seller (such employee or agent, the “Source Code Reviewer”). The Source Code Reviewer shall have the lesser of (i) three consecutive (3) Business Days or (ii) four consecutive calendar days (commencing on the Business Day immediately after the date on which the Source Code Reviewer is provided access to a complete copy of the Source Code) to review, analyze, examine and test the Source Code; provided, that any such review, analysis, examination and testing shall be conducted by the Source Code Reviewer in the presence of representative(s) of the Seller at locations and times to be reasonably determined the Seller provided, further, that the Source Code shall at all times remain in the sole possession of Seller or its agents. If the Purchaser and Parent reasonably determines based on the description of the Source Code Reviewer that the Source Code has not met one or both of the standards set forth in the first sentence of Section 8.02(e), then the Purchaser, Parent or both shall deliver to the Seller a written notice thereof in accordance with Section 11.02, which written notice shall include a detailed explanation prepared in good faith by the Source Code Reviewer which sets forth the basis upon which he reaches the conclusion that the standards specified in the first sentence of Section 8.02(e) are not met and describes the actions necessary to comply with such standards (a “Source Code Deficiency Notice”).

          SECTION 5.03 Confidentiality
          (a) From the date hereof until the fifth anniversary of the Closing Date, the Seller Parties shall, and shall cause their respective agents, representatives, Affiliates, employees, members, stockholders, officers, managers and directors, to (i) treat and hold as confidential (and not disclose or make available to any Person except as expressly permitted by the Purchaser or Parent in writing) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business or the Purchased Assets, (ii) in the event that any of the Seller Parties or any such agent, representative, Affiliate, employee, member, stockholder, officer, manager or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy at its expense or waive compliance by the Seller Parties with this Section 5.03(a), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03(a), furnish only that portion of such confidential information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (at or as soon as practicable following, the Closing except as otherwise expressly permitted by the Purchaser or Parent in writing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of any of the Seller Parties or any of their respective agents, representatives, Affiliates, employees, members, stockholders, officers, managers and directors and except as otherwise expressly permitted by the Purchaser or Parent in writing or except to the extent constituting Excluded Assets, destroy any and all additional copies then in the possession of any of the Seller Parties or any of their agents, representatives, Affiliates, employees, members, stockholders, officers, managers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this 5.03(a) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, the Seller Members, their agents, representatives, Affiliates, employees, members, stockholders, managers, officers or directors.
          (b) From the date hereof until the Closing Date, the Purchaser and the Parent shall, and shall cause their respective agents, representatives, Affiliates, employees, members, stockholders, officers, managers and directors, to (i) treat and hold as confidential (and not to disclose to any Person) any information concerning the possibility, existence, status or closing of the transactions contemplated by this Agreement; provided, that the Purchaser and Parent may disclose any such information or any of the information described in clause (ii) below to their respective directors, members and managers, to their respective employees who have a need to know the specific information, to their attorneys, and to existing lenders, proposed lenders and any counsel thereto (collectively, the “Recipients”) so long as each such person is advised of the Purchaser’s and Parent’s obligations under this Section 5.03(b) and the fact that the Purchaser or Parent is liable for the breach of the confidentiality obligations set forth in this Section 5.03(b) by any Recipient, (ii) treat and hold as confidential (and not disclose or make available to any Person other than a Recipient) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, (iii) in the event that either the Purchaser, Parent, any of their respective agents, representatives, Affiliates, employees, members, stockholders, officers, managers or directors or any Recipient becomes legally compelled to disclose any such information, provide the Seller Parties with prompt written notice of such requirement so that the Seller Parties may seek a protective order or other remedy at its expense or waive compliance by the Purchaser and the Parent with this Section 5.03(b), and (iv) in the event that such protective order or other remedy is not obtained, or the Seller Parties waive compliance with this Section 5.03(b), furnish only that portion of such confidential information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. If the Agreement is terminated pursuant to Article X, then, no later than five (5) Business Days after the later of the Termination Date and the date on which of notice of such termination is received by the Purchaser and Parent, the Purchaser and Parent shall return (or shall caused to be returned) to the Seller, any and all copies (in whatever form or medium) of all such confidential information, and any analyses, compilations, studies or other documents prepared (in whole or in part) on the basis thereof, then in the possession of any of the Purchaser, any of their respective agents, representatives, Affiliates, employees, members, stockholders, officers, managers or directors or any Recipient; provided, however, that this Section 5.03(b) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or any Acquisition Document by the Purchaser, the Parent, their respective agents, representatives, Affiliates, employees, members, stockholders, managers, officers or directors.
          SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents
          (a) The Seller Parties shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and shall reasonably cooperate with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Purchaser and Parent shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and shall reasonably cooperate with the Seller Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (b) The Seller Parties shall give promptly such notices to third parties and use commercially reasonable efforts (including by timely payment of reasonable transfer fees or other costs requested by those third parties) to obtain such third party consents and estoppel certificates with respect to the third parties listed on Section 3.05 to the Disclosure Schedule (other than with respect to the Yahoo Service Order). The Purchaser shall cooperate and use all commercially reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement that the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser or the Business.
          (c) Nothing in this Agreement or any Ancillary Agreement shall be construed as an attempt, obligation or agreement to assign any Purchased Asset, which by its terms or by law is nonassignable without the consent, approval or authorization of, or other action by, or filing with or notification to, a third party unless and until such consent, approval, authorization, action, filing or notification shall be given or made. The Seller and the Purchaser agree that, if any consent, approval or authorization necessary to preserve for the Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement, in each case constituting a Purchased Asset to which the Seller is a party, is not obtained prior to the Closing, the Seller shall, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. The Purchaser agrees to use commercially reasonable efforts to assist the Seller in obtaining the consent to assignment of the Seller’s technology and support agreement, which commercially reasonable efforts shall include extending the term of such agreement for one year provided that such extension shall not provide for any minimum monthly payments. If such consent, approval or authorization cannot be obtained despite the commercially reasonable efforts of both the Seller and the Purchaser, the Seller shall use its commercially reasonable efforts to provide the Purchaser to the extent permitted by applicable Law with the rights and benefits, net of the cost and expense of performance, of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement.
          SECTION 5.05 Notice of Developments.
          (a) From the date hereof until the first to occur of (x) the Closing Date or (y) the date this Agreement has been terminated pursuant to its terms, the Seller shall, from time to time prior to the Closing Date, by written notice to the Purchaser and Parent, promptly supplement the Disclosure Schedule with respect to any event first arising or occurring after the date hereof that would, in the absence of such supplement, cause a failure of the condition set forth in Section 8.02(a) on the Closing Date. Within two (2) Business Days of receipt of any such supplement, the Purchaser and Parent will have the right to terminate this Agreement pursuant to Section 10.01(a) if the event or events set forth thereon individually or in the aggregate, or in the aggregate with events set forth on any prior supplement(s) delivered by the Seller pursuant to this Section 5.05(a), have had, or would reasonably be expected to have (but if a Closing has not occurred on or before the seventh day after the last to occur of (i) the date of this Agreement or (ii) the date that access is provided to the Source Code pursuant to Section 5.02(c), the words “or would reasonably be expected to have” shall automatically be deleted from this sentence without the necessity of any further action by any party), a Material Adverse Effect; and the Purchaser’s and Parent’s right to terminate this Agreement as a result thereof will in all events be the sole and exclusive remedy of the Purchaser Indemnified Parties relating to matters set forth in any such supplement. Supplementation to the Disclosure Schedule pursuant to this Section 5.05(a) will be deemed to cure any breach of any representation or warranty in respect of the matter that is the subject of any such supplement, and no Purchaser Indemnified

Party will have any right to seek indemnification pursuant to Article IX after the Closing with respect to such matters.
          (b) From the date hereof until the Closing Date, the Purchaser and Parent shall promptly disclose to the Seller in writing any material variances from the Purchaser ‘s and Parent’s representations and warranties contained in Article IV.
          SECTION 5.06 No Solicitation or Negotiation. The Seller Parties agree that for the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 10.01, none of the Seller Parties or any of their respective Affiliates, stockholders, officers, directors, representatives or agents shall (a) solicit, initiate, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the membership interests of the Seller or any of the Purchased Assets or (ii) to enter into any merger, consolidation, business combination, recapitalization or reorganization involving or otherwise relating to the Seller or any of the Purchased Assets or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller Parties shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. The Seller Parties shall not, for the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 10.01, without the prior written consent of the Purchaser, release any Person from, or waive any material provision of, any confidentiality agreement to which the Seller is a party.
          SECTION 5.07 Use of Intellectual Property.
          (a) The Seller Parties acknowledge that from and after the Closing Date(i) the name “SmartName” and all similar or related names, marks and logos (all of such names, marks and logos being the “Seller Marks”) shall be owned by the Purchaser, (ii) the Seller Parties shall not have any rights in the Seller Marks and (iii) none of the Seller Parties shall contest the ownership or validity of any rights of the Purchaser in or to the Seller Marks. Within two (2) Business Days following the Closing Date, the Seller shall take all appropriate action to change its name to a name that does not contain “SmartName” or any derivative thereof.
          (b) From and after the Closing, none of the Seller Parties or any of their respective Affiliates shall use any of the Business Intellectual Property (including the Seller Marks), except as expressly permitted in writing by the Purchaser or Parent.
          SECTION 5.08 Non-Competition
          (a) For the period equal to (i) in the case of each of the Seller and Ari Goldberger, three (3) full years following the Closing and (ii) in the case of Lawrence Fischer, two (2) full years following the Closing (in each case, as applicable, the “Restricted Period”), each such Seller Party shall not, and shall cause each of their respective Affiliates of which he or it has control not to, (i) compete by engaging directly or indirectly in any Domain Parking Business anywhere the United States or in the rest of the world or (ii) for the purpose of directly or indirectly engaging in a Domain Parking Business, directly or indirectly call upon, solicit, advise or otherwise do, or attempt to do, business with, or enter into an agreement with, any Person that was a customer or an affiliate partner of the Seller or the Business on the Closing Date or at any time during the period of twelve (12) months ending on the Closing Date. Notwithstanding anything to the contrary in this Section 5.08, each of Ari Goldberger and Lawrence Fischer may buy and invest in domain names and may hold, develop, monetize and sell any domain names in which he has an interest, including domain names owned by Anything.com Limited, a Cayman Islands corporation, and its principals.
          (b) As a separate and independent covenant, during the applicable Restricted Period, the Seller Parties shall not, and shall cause each of their respective Affiliates not to, in any way, directly or indirectly, for the purpose of directly or indirectly engaging in a Domain Parking Business take away, harm or interfere or attempt to harm or interfere with any custom, trade, business, vendor, broker or customer relationship or patronage of the Business, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or induce or attempt to induce any of them to leave the employ of the Purchaser or violate the terms of their contracts, or any employment arrangements, with the Purchaser; provided, however, that the foregoing will not prohibit a general solicitation of employment in any newspaper, magazine or trade publication that is not targeted at current or former employees of the Business.
          (c) The Restricted Period applicable to any Seller Party shall be extended by the length of any period during which such Seller Party is finally determined by a court of competent jurisdiction to be in breach of the terms of this Section 5.08, but only to the extent Purchaser or Parent has not been awarded damages for any such breach. Any breach of this Section 5.08 by any Affiliate of any Seller Party will be deemed a breach by such Seller Party of this Section 5.08 to the extent such Affiliate is controlled by such Seller Party; provided, however, for purposes of clarification in no event shall any Seller Member be responsible for any breach of this Section 5.08 by any other Seller Member.
          (d) The Seller Parties acknowledge that their covenants set forth in this Section 5.08 are an essential element of this Agreement and that, but for their agreement to comply with these covenants, the Purchaser would not have entered into this Agreement. In addition, the Seller Parties acknowledge and agree that the geographic scope of the restrictions set forth in this Section 5.08 are reasonable as the Business and any similar competing businesses may be conducted anywhere in the world. The Seller and the Seller Members acknowledge that this Section 5.08 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller Parties have independently consulted with their counsel specifically in regards to this Section 5.08 and after such consultation agree that the covenants set forth in this Section 5.08 are reasonable and proper.

          (e) Notwithstanding any provision of this Section 5.08 to the contrary, none of the restrictions set forth in this Section 5.08 shall in any manner restrict Ari Goldberger or ESQwire.com in the provision of services associated with his law practice.
          SECTION 5.09 Indebtedness. Prior to the Closing, the Seller shall obtain from each Person, if any, who, on or following the date of this Agreement, holds any Indebtedness of any of the Seller Parties or any of their respective Affiliates that is secured by an Encumbrance against any Purchased Asset, a pay off letter in form and substance reasonably satisfactory to the Purchaser and such other evidence as the Purchaser may reasonably request to the effect that any such Encumbrance has been fully and finally released.
          SECTION 5.10 Commercially Reasonable Efforts; Further Action. Subject to the other terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated hereby and thereby. Upon receipt of a written request from Parent, the Seller Parties shall request in writing that the Auditors (i) deliver to Parent its written consent, in form acceptable to the Parent, consenting to the inclusion by Parent of the Auditors’ reports on the consolidated financial statements of the Seller and as a named “Expert” in any registration statement filed by Parent with the Securities and Exchange Commission and (ii) furnish a written agreement to the underwriters of any public offering of the Parent’s securities to provide a letter or letters, in form and substance satisfactory to, and on such dates as requested by, such underwriters. The making of such written requests shall be the Seller Parties sole obligation with respect to the matters described in the foregoing sentence.
          SECTION 5.11 Pre-Closing Yahoo Receivables. In the event that the Purchaser or Parent receives the proceeds of any Pre-Closing Yahoo Receivables after the Closing Date, the Purchaser or Parent shall transmit such proceeds by wire transfer to the Seller within two (2) Business Days of receipt without any offset or deduction whatsoever.
ARTICLE VI
EMPLOYEE MATTERS
          SECTION 6.01 Offer of Employment.
          (a) The Seller shall pay all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of the Seller that have become due or in the future will be due for work performed on or prior to the Closing, and shall collect and pay all Taxes in respect of those wages, salaries, commissions, bonuses, incentives and benefits. The Purchaser is not assuming, and shall not have any Liabilities in connection with or relating to, any of the Seller’s former employees, employee benefit plans (including the Plans, as defined in Section 3.20), employee insurance policies, severance or other termination obligations, including obligations under the Worker Adjustment and Retraining Notification Act of 1988 and

any similar state or local Laws, or other employment related matters (all of which will be deemed to constitute Excluded Liabilities).
          (b) On or prior to the Closing Date, the Purchaser may in its sole discretion offer post-Closing employment to any or all employees of the Seller, subject to Purchaser’s then applicable pre-employment testing, background check and general employment practices; provided, that the Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts employment with the Purchaser. The employees who accept and commence employment with the Purchaser are collectively referred to as the “Transferred Employees”. The Seller shall not take any action that would impede, hinder, interfere or otherwise compete with the Purchaser’s effort to hire any employee of the Seller. The Purchaser shall not assume any responsibility for any employee of the Seller until he or she commences employment with the Purchaser. Each Transferred Employee must enter into a confidentiality and proprietary rights agreement in a form satisfactory to the Purchaser at the time his or her employment commences. Notwithstanding the foregoing, the Purchaser does not presently intend to hire any employees of the Seller.
          SECTION 6.02 No Third-Party Beneficiaries. No provision of Section 6.01 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect of continued employment (or resumed employment) with the Purchaser and no provision of Section 6.01 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by the Purchaser. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser.
ARTICLE VII
TAX MATTERS
          SECTION 7.01 Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit, refund claim or other proceeding in respect of Taxes or to permit the Purchaser, Parent or any of their Affiliates to make representations to or furnish information to parties subsequently desiring to purchase any party of the Purchased Asset or the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.01. Notwithstanding anything to the contrary in Section 5.02 hereto, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.01 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
          SECTION 7.02 Tax Elections. From and after the date of this Agreement, the Seller shall not, without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Business or any of the Purchased Assets following the Closing.
          SECTION 7.03 Tax Certificates. Each party shall deliver to the other party, in a timely manner, any clearance certificate or similar document(s) which may be required by any Tax authority to relieve the other party of (a) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (b) any liability for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document. All Conveyance Taxes in connection with the transactions contemplated herein shall be borne equally by the Seller and the Purchaser.
ARTICLE VIII
CONDITIONS TO CLOSING
          SECTION 8.01 Conditions to Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the Closing shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) Each of the Purchaser and Parent shall have performed in all material respects all of its obligations under this Agreement that are required to be performed by it on or prior to the Closing; (ii) the representations and warranties of the Purchaser and Parent contained in this Agreement (A) that are qualified by materiality shall be true as of the date of this Agreement and at and as of the Closing, as if made at and as of that time, and (B) that are not qualified by materiality shall be true in all material respects as of the date of this Agreement and at and as of the Closing, as if made at and as of that time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date and except for changes permitted or contemplated by this Agreement; and (iii) the Seller Parties shall have received a certificate signed by an officer of the Purchaser to the foregoing effect;
          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Seller, the Seller Members, Parent or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that renders it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(b) shall not apply if any of the Seller Parties has directly or indirectly solicited or encouraged any such Action;
          (c) Deliveries. The Purchaser and Parent shall have delivered all of the agreements and other documents specified in or required by Section 2.06; and
          (d) Use and Access Agreement. The Purchaser and Parent shall have executed and delivered a Use and Access Agreement in the form of Exhibit N attached hereto (the “Use and Access Agreement”) for Anything.com Limited and each Seller Member to use the Seller’s Software after the Closing.
          SECTION 8.02 Conditions to Obligations of the Purchaser and Parent. The obligations of the Purchaser and Parent to consummate the Closing shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The Seller Parties shall have performed in all material respects all of their obligations under this Agreement that are required to be performed by them on or prior to the Closing; (ii) the representations and warranties of the Seller contained in this Agreement (A) that are qualified by materiality or “Material Adverse Effect” shall be true as of the date of this Agreement and at and as of the Closing, as if made at and as of that time, and (B) that are not qualified by materiality or “Material Adverse Effect” shall be true in all material respects as of the date of this Agreement and at and as of the Closing, as if made at and as of that time, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date and except for changes permitted or contemplated by this Agreement; and (iii) the Purchaser and Parent shall have received a certificates signed by the Seller Members to the foregoing effect;
          (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, the Seller Members, Parent or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that renders it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(b) shall not apply if the Purchaser or Parent has directly or indirectly solicited or encouraged any such Action;
          (c) No Legal Restraint. There shall not be in effect and there shall not be pending, proposed or threatened any Law or Governmental Order that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect
          (d) Consents and Approvals. The Seller shall have received, in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and all third party consents and estoppel certificates set forth on Schedule 3.05 of the Disclosure Schedule; and
          (e) Source Code Review. The Purchaser and Parent shall have conducted their review, analysis, examination and testing of the Source Code in the manner set forth in

Section 5.02(c), and shall have reasonably determined that the Source Code (i) is satisfactory to operate the Business as currently conducted in all material respects and (ii) does not violate any laws or licenses and does not infringe on, violate or misappropriate the rights or property of any third party. Notwithstanding the foregoing, if the Purchaser and Parent reasonably determine that the Source Code does not meet one or both of the standards set forth in the immediately preceding sentence in all material respects and it is possible for the Seller to either (A) obtain a license from one or more third parties to enable the Seller (and, following the Closing, the Purchaser) to use the Source Code in a matter that meets such standards in all material respects, or (B) modify the Source Code to meet such standards in all material respects, then the condition set forth in Sections 5.02(c) and 8.02(e) shall be deemed satisfied if the Seller obtains all such third party licenses or makes such modifications within 20 days following the receipt of the complete Source Code Deficiency Notice by the Seller including the statement of the Source Code Reviewer described in Section 5.02(c). The Purchaser and Parent shall be deemed, solely for the purposes of this Section 8.02(e), to have reasonably determined that the standards set forth in this Section 8.02(e) have been met, unless the Purchaser, Parent or both shall have delivered a Source Code Deficiency Notice within two (2) Business Days after the completion of the Source Code Reviewer’s review, analysis, examination and testing of the Source Code.
          (f) No Material Adverse Effect. No event or events shall have occurred since the date of this Agreement that, individually or in the aggregate, have had, or would reasonably be expected to have (but if a Closing has not occurred on or before the seventh day after the last to occur of (i) the date of this Agreement or (ii) the date that access is provided to the Source Code pursuant to Section 5.02(c), the words “or would reasonably be expected to have” shall automatically be deleted from this sentence without the necessity of any further action by any party), a Material Adverse Effect.
          (g) Deliveries. The Seller shall have delivered the calculation of Estimated Working Capital required by Section 2.07(a) in accordance with the terms thereof and all of the agreements and other documents specified in or required by Section 2.05.
ARTICLE IX
INDEMNIFICATION
          SECTION 9.01 Survival of Representations and Warranties.
          (a) The representations and warranties of the Seller Parties contained in this Agreement and the Acquisition Documents shall survive the Closing until the date that is 18 months following the Closing Date; provided, however, that the representations and warranties made pursuant to Section 3.01 (other than the third sentence thereof), Section 3.18(a), 3.20 and 3.24 (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations with respect thereto. The covenants and agreements of the Seller Parties contained in this Agreement and the Acquisition Documents shall survive for the applicable statute of limitations. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given in the manner specified in Section 11.02 to the party against whom such indemnification may be sought prior to such time. Neither the period of survival nor the liability of any of the Seller Parties with respect to any of the Seller Parties’ representations, warranties, covenants or agreements shall be reduced by any investigation made at any time by or on behalf of the Purchaser.
          (b) The representations and warranties of the Purchaser and Parent contained in this Agreement and the Acquisition Documents shall survive the Closing until the date that is 18 months following the Closing Date; provided, however, that the representations and warranties made pursuant to Section 4.01 shall survive until the expiration of the applicable statute of limitations, with respect thereto. The covenants and agreements of the Purchaser and Parent contained in this Agreement and the Acquisition Documents shall survive until the expiration of the applicable statute of limitations.
          SECTION 9.02 Indemnification by the Seller Parties; Limitations and Escrow.
          (a) The Seller and Ari Goldberger, jointly and severally, and Lawrence Fischer, severally, shall indemnify the Purchaser and its Affiliates, officers, directors, stockholders, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”), subject to Sections 9.02(d) and (f), against any and all Liabilities, losses, damages (other than punitive damages), claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) , imposed upon or sustained or incurred by any of them hereof (hereinafter “Losses”) that arise out of:
     (i) any inaccuracy in, or any breach of, any representation or warranty made by any of the Seller Parties in this Agreement or in any of the other Acquisition Documents (each, a “Warranty Breach”);
     (ii) any breach of any covenant or agreement by the Seller or any Seller Member contained in this Agreement or any of the other Acquisition Documents, except as otherwise provided in Section 5.08(c) and provided further that in no event shall any Seller Member be responsible for the breach by any other Seller Member of his Consulting Agreement; and
     (iii) any Excluded Liability.
          (b) Notwithstanding the provisions of Section 9.02(a), (i) a Seller Indemnifying Party shall not be liable for any claim for indemnification for any Warranty Breach pursuant to Section 9.02(a)(i) (other than Losses arising out of or in connection with Warranty Breaches relating to any of the Specified Representations) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller Indemnifying Parties equals or exceeds, on a cumulative basis, $247,500 (the “Threshold”), whereupon the Seller Indemnifying Parties shall be liable for the total amount of all such Losses from the first dollar and without regard to the Threshold; (ii) the aggregate maximum amount of indemnifiable Losses arising out of or in connection with Warranty Breaches for which the Seller Indemnifying Parties shall be liable under Section 9.02(a)(i) (other than Losses arising out of or in connection with Warranty Breaches relating to any of the Specified Representations), shall be $2,062,500 (the “Cap”);

provided, however, that the foregoing limitations relating to the Threshold and the Cap shall not apply to Losses sustained or incurred (A) due to intentional fraud by the Seller or any Seller Member in connection with the transactions contemplated by this Agreement or (B) arising out of or relating to any of the Specified Representations; provided further, that Seller Parties’ aggregate maximum amount of indemnifiable Losses for which the Seller Indemnifying Parties shall be liable under this Article IX (except for Losses arising out of or in connection with the Specified Excluded Liabilities, any breach of Section 5.08 or due to intentional fraud by the Seller or any Seller Member in connection with the transactions contemplated by this Agreement) shall in no event exceed the Purchase Price. Notwithstanding the provisions of Section 9.02(a), in no event shall a Seller Member be obligated to indemnify the Purchaser Indemnified Parties for any Losses under Article IX (except for Losses arising out of or in connection with the Specified Excluded Liabilities, any breach of Section 5.08 by such Seller Member or due to intentional fraud by the Seller or any Seller Member in connection with the transactions contemplated by this Agreement) in an amount which exceeds such Seller Member’s Seller Member Portion of the Purchase Price.
          (c) Notwithstanding any provisions of Section 9.02(a) or Section 9.02(b), the exclusive source of any amounts determined to be payable to the Purchaser Indemnified Parties under Section 9.02(a)(i) will be the Escrow Account and the funds therein pursuant to claims made in accordance with the terms of the Escrow Agreement; provided, however, that such limitation shall not apply to Losses sustained or incurred (i) due to intentional fraud by the Seller or any Seller Member or (ii) in connection with, arising out of or relating to any of the Specified Representations. The Purchaser Indemnified Parties shall not set off against any amounts owed by the Purchaser, Parent or any other Purchaser Indemnified Party to any of the Seller Parties hereunder or any of the Ancillary Agreements with respect to any amounts owed from any of the Seller Parties to the Purchaser, Parent or any other Purchaser Indemnified Party hereunder or under any of the Ancillary Agreements.
          (d) To the extent that a Indemnified Party recognizes any Tax benefit in connection with a Loss with respect to the Indemnified Party’s taxable year in which such Loss occurred, the amount of any indemnity payments shall be adjusted to the extent any such Tax benefit is actually recognized. For purposes of this section, an Indemnified Party shall be treated as recognizing a Tax benefit with respect to any Loss if it actually receives an increased refund or pays less Taxes with respect to the Indemnified Party’s taxable year in which such Loss occurred, to the extent of: (i) in the case of any refund, the difference between (x) the amount of any Tax refund actually received minus (y) the amount of the Tax refund that would have been received if the Tax deductions or credits relating to the Loss had not been claimed, or (ii) in the case of reductions in Taxes paid, whether by credits or deductions, the difference between (x) the amount of Taxes that would have been paid with respect to such taxable period if the Tax deductions or credits relating to the Loss had not been claimed and (y) the amount of any Taxes actually paid with respect to such period. To the extent that any indemnity claim of the Purchaser Indemnified Party is covered by insurance held by such Purchaser Indemnified Party, such Purchaser Indemnified Party shall seek full recovery under all insurance policies covering such Loss, and shall be entitled to indemnification only with respect to the amount of the Losses that exceed the cash proceeds (net of collection expenses) received by such Purchaser Indemnified Party.

          (e) No claims for indemnification for any Warranty Breach pursuant to Section 9.02(a)(i) shall be made by the Purchaser Indemnified Party in respect of any Liabilities of the Seller to the extent such Liabilities are reflected as Liabilities or reserves in the Final Closing Working Capital.
          (f) Notwithstanding anything to the contrary in this Article IX, no Purchaser Indemnified Party shall be entitled to indemnification under this Article IX for special, incidental or consequential damages or lost profits sustained or incurred by such Purchaser Indemnified Party in an amount which exceeds the Claims Escrow Deposit; provided that the foregoing limitation shall not apply to Losses arising out of or relating to breaches of Specified Representations or Excluded Liabilities. Notwithstanding anything to the contrary contained in this Article IX, no Seller Member shall be required to indemnify any Purchaser Indemnified Party for special, incidental or consequential damages or lost profits arising out of or relating to any breach of such Seller Member’s Consulting Agreement unless such breach is intentional or willful and either (i) occurs more than one time or (ii) is continuing in nature. For purposes of clarification, recoveries by any Purchaser Indemnified Party for special, incidental or consequential damages or lost profits shall be included on a dollar for dollar basis in determining each of the Threshold and the Cap.
          (g) Except as provided for in Section 11.10, the sole recourse and exclusive remedy of the Purchaser and Parent against the Seller Parties arising out of this Agreement or any Acquisition Document, or otherwise arising from the Purchaser’s acquisition of the Purchased Assets, shall be to assert a claim for indemnification under the provisions of this Article IX.
          (h) In the event that (i) the Purchaser or Parent seeks indemnification with respect to a claim for alleged Losses under this Article IX against any Indemnifying Parties and (ii) a court of competent jurisdiction determines that the Purchaser or Parent, as the case may be, is not entitled to any indemnification hereunder with respect to such alleged Losses, the Purchaser or Parent shall pay to such Indemnifying Parties all fees and costs, including reasonable attorney fees, incurred by such Indemnifying Parties in connection with such litigation, including any appeal therefrom.
          SECTION 9.03 Indemnification by the Purchaser and the Parent.
          (a) The Purchaser and the Parent, jointly and severally, shall indemnify the Seller and its Affiliates, managers, officers, directors, members, stockholders, employees, agents, successors and assigns (each a “Seller Indemnified Party”) against any and all Losses asserted against, imposed upon or sustained or incurred by any of them that arise out of or in connection with:
     (i) any inaccuracy in, or any breach of, any representation or warranty made by the Purchaser or Parent in this Agreement or in any of the other Acquisition Documents;
     (ii) any breach of any covenant or agreement by the Purchaser or Parent contained in this Agreement or any of the other Acquisition Documents; and

     (iii) any Assumed Liability.
          (b) Notwithstanding the provisions of Section 9.03(a), the aggregate maximum amount of indemnifiable Losses for which the Purchaser and Parent shall be liable under Section 9.03(a)(i) shall not exceed the sum of (A) the unpaid portion of the cash payment to be made by the Purchaser to the Seller pursuant to Section 2.06(a), if any, and (B) to the extent not delivered to the Escrow Agent at the Closing pursuant to Section 2.08, the undelivered portion of the Claims Escrow Deposit, if any.
          SECTION 9.04 Notice of Loss; Third Party Claims
          (a) An Indemnified Party shall promptly give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within a reasonable time of discovery thereof stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnified Party making the claim shall state only what is required above and shall not admit or deny the validity of the facts or circumstances out of which such claim arose.
          (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article IX, within ten (10) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise under this Article IX. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. Similarly, no Third Party Claim for which an Indemnified Party seeks indemnification hereunder from the Indemnifying Party shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

          SECTION 9.05 Tax Treatment of Indemnity Payments. The Seller, the Seller Members and the Purchaser agree to treat all payments made by any of them to or for the benefit of any other under any of the indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent that the Laws of a particular jurisdiction provide otherwise.
ARTICLE X
TERMINATION
          SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the Purchaser or Parent if, between the date hereof and the Closing: (i) subject to the provisions of Section 5.05(a) to the extent applicable, an event or condition occurs that has resulted in, or would reasonably be expected to result in (but if a Closing has not occurred on or before the seventh day after the last to occur of (i) the date of this Agreement or (ii) the date that access is provided to the Source Code pursuant to Section 5.02(c), the words “or would reasonably be expected to have” shall automatically be deleted from this sentence without the necessity of any further action by any party), a Material Adverse Effect, (ii) there has been a material breach by any of the Seller Parties of any representation, warranty or covenant set forth in this Agreement, which breach (A) would result in a failure to satisfy the closing condition contained in Section 8.02(a) and (B) has not either been waived in writing by the Purchaser or been cured (including in accordance with the provisions of Section 5.05(a)) within five (5) Business Days following the receipt by any of the Seller Parties of notice of such breach in accordance with Section 11.02, or (iii) any of the Seller Parties makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any of the Seller Parties seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
          (b) by the Seller if, between the date hereof and the Closing: (i) there has been a material breach by the Purchaser or Parent of any representation, warranty or covenant set forth in this Agreement, which breach (A) would result in a failure to satisfy the closing condition contained in Section 8.01(a) and (B) has not either been waived in writing by the Seller or been cured within five (5) Business Days following the receipt by the Purchaser or Parent of notice of such breach in accordance with Section 11.02, or (ii) either the Purchaser or Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser or Parent seeking to adjudicate the Purchaser or Parent as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;
          (c) by the Seller if the Closing shall not have occurred by September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to the Seller if any of the Seller Parties’ intentional breach of this

Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (d) by the Purchaser or Parent if the Closing shall not have occurred by October 31, 2006; provided, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to the Purchaser or Parent if the Purchaser’s or Parent’s intentional breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (e) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
          (f) by the Purchaser as set forth in Section 8.02(e) if the condition specified in Section 8.02(e) is not satisfied; or
          (g) by the mutual written consent of the Seller and the Purchaser.
          SECTION 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01 (such date of termination, the “Termination Date”), this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03(b), 11.01 and 11.03 and (b) for such legal and equitable rights and remedies which any party may have by reason of an intentional and willful breach of this Agreement by any other party.
ARTICLE XI
GENERAL PROVISIONS
          SECTION 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (all such costs and expenses, “Transaction Expenses”), including (a) fees and disbursements of counsel, financial advisors and accountants and (b) in the case of the Seller Parties, all costs and expenses incurred in connection with seeking and obtaining consents and approvals under Section 5.04, which shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, provided that, upon presentment of a written invoice therefor, the Purchaser shall promptly pay all fees and expenses of the Auditors in connection with the preparation and review of the financial statements of the Seller. Notwithstanding the preceding sentence, in the event that (i) the Closing shall not have occurred on or before September 30, 2006 for any reason other than any of the conditions specified in Section 8.02 (other the condition specified in Section 8.02(e)) not having been satisfied and (ii) the Seller has terminated this Agreement in accordance with Section 10.01(c), then the Purchaser and Parent shall promptly reimburse the Seller for its fees and expenses of counsel actually incurred at normal hourly rates in connection with the preparation of the Acquisition Documents, up to a maximum of $250,000 in the aggregate. Subject to the consummation of the transactions contemplated by this Agreement, the Seller shall pay the first $100,000 of the fees and expenses required to obtain third party licenses in accordance with Section 8.02(e)(ii) and such obligation shall be the exclusive obligation of the Seller to pay expenses under Section 8.02(e)(ii).
          SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)	if to any of the Seller Parties:

SmartName, LLC c/o Ari Goldberger 35 Cameo Drive Cherry Hill, NJ 08003 Fax: (856) 874-9182

and

Lawrence Fischer 81 Sherman Street Brooklyn, NY 11218 Fax: (718) 768-5099

with a copy to:

Dickstein Shapiro LLP 1825 Eye Street NW Washington, DC 20006-5403 Attention: Neil Lefkowitz, Esq. Fax: (202) 420-2201

(b)	if to the Purchaser or Parent:

NameMedia, Inc. 230 Third Avenue Waltham, MA 02451 Fax: (781) 839-2801 Attention: Chief Financial Officer

with a copy to:

Goodwin Procter LLP Exchange Place Boston, MA 02109 Fax: (617) 523-1231 Attention: Mark T. Bettencourt, Esq.

          SECTION 11.03 Public Announcements. No party shall make, or cause to be made, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby without prior written consent of the other party, unless otherwise required by Law, and, in any event, each party shall cooperate with the other parties as to the timing and contents of any such press release, public announcement or communication. Without limiting the foregoing, the Purchaser and Parent acknowledge and agree that, except as otherwise permitted by the Seller, neither the Purchaser, Parent, their respective Affiliates nor each of their respective officers, directors, stockholders, employees, agents, representatives or Recipients shall make any disclosure of any kind regarding the existence of this Agreement or the transactions contemplated thereby to any third party, including without limitation any customer, supplier or consultant of the Business, the Purchaser or Parent, until after the Closing Date.
          SECTION 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision shall be modified by the court which found such provision to be invalid, illegal or incapable of being enforced.
          SECTION 11.05 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller, the Seller Members and the Purchaser with respect to the subject matters hereof and thereof.
          SECTION 11.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller, the Seller Members and the Purchaser (which consent may be granted or withheld in the applicable party’s sole discretion); provided, however, that at the Closing the Purchaser or Parent may assign this Agreement or any of its rights and obligations hereunder, without the consent of any of the Seller Parties (a) to one or more of their Affiliates; provided that no such assignment shall release the Purchaser or Parent, as the case may be, of its obligations hereunder, (b) to any lender providing financing to the Purchaser or its Affiliates for collateral security purposes and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; provided, that no such assignment shall release the Purchaser or Parent, as the case may be, of its obligations hereunder, and (c) to any subsequent purchaser of the Purchaser, Parent or substantially all of the assets of the Purchaser or Parent (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, that no such assignment shall release the Purchaser or Parent, as the case may be, of its obligations hereunder.

          SECTION 11.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller, the Seller Members and the Purchaser or (b) by a waiver in accordance with Section 11.08.
          SECTION 11.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available to any of the parties hereto.
          SECTION 11.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 11.10 Specific Performance Notwithstanding any provision contained herein to the contrary, each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement, including Sections 5.02(b) and 5.08, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 11.12, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.
          SECTION 11.11 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any law or rules that would cause the laws of any jurisdiction other than the State of New York to be applied.
          SECTION 11.12 Dispute Resolution.
          (a) Except for any disputes addressed pursuant to Section 2.03 or 2.07 of this Agreement, which provisions shall constitute the sole and exclusive remedy for any disputes relating to the subject matters covered thereby, and subject to the last sentence of Section 11.12(c), all disputes, claims, or controversies arising out of or relating to this Agreement or any of the other Acquisition Documents that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S. in New York, New York before a single arbitrator (the “Arbitrator”).
          (b) The parties shall commence the arbitration within 90 days of the date on which a written demand for arbitration is filed by any party. In connection with the arbitration proceeding, the Arbitrator may order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. In connection with any arbitration, each party shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award must be made and delivered within 60 days of the commencement of the Arbitration. The Arbitrator’s decision must set forth a reasoned basis for any award of damages or finding of liability.
          (c) The parties shall participate in the arbitration in good faith and shall, except as provided in Article IX of this Agreement, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) whichever party fails to prevail in the arbitration shall pay the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 11.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court of competent jurisdiction without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.
          (d) Except as provided in the last sentence of Section 11.12(c), each of the parties irrevocably and unconditionally consents to the jurisdiction of J.A.M.S. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any of the other Acquisition Documents. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by an internationally recognized overnight courier at the address to which notices are to be given in accordance with Section 11.02. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.
          SECTION 11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

             IN WITNESS WHEREOF, the parties are signing this Agreement as of the date first written above.

DOMAIN PARKING SERVICES, LLC

By:	/s/ Kelly Conlin

Name:	Kelly Conlin
Title:	Chief Executive Officer

NAMEMEDIA, INC.

By:	/s/ Kelly Conlin

Name:	Kelly Conlin
Title:	Chief Executive Officer

SMARTNAME, LLC

By:	/s/ Ari Goldberger

Name:	Ari Goldberger
Title:	Manager

/s/ Ari Goldberger
ARI GOLDBERGER

/s/ Lawrence Fischer
LAWRENCE FISCHER
[Signature Page to the Asset Purchase Agreement]